EXHIBIT 10.1

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (the "Sublease") is made as of June 16, 2009 by and between CAPGEMINI U.S. LLC, a Delaware limited liability company (the "Sublessor"), and AF SERVICES, LLC, a Delaware limited liability company (" Sublessee").

RECITALS:

A.     Sublessor, formerly known as Cap Gemini Ernst & Young U.S. LLC~~.~~, entered into that certain Office Lease dated July 10, 2003 (as amended, modified or restated, the "Prime Lease") with LaSalle Bank National Association, as Successor Trustee to American National Bank and Trust Company of Chicago, not personally but solely as Trustee under Trust Number 49223 (the "Landlord").

B.           The Prime Lease relates to the Premises (as defined in the Prime Lease) consisting of approximately 114,520 rentable square feet of office space comprised of the entire 14th and 15th floors of a certain building commonly known as 111 North Canal Street, Chicago Illinois (the "Building"). Sublessor represents that the Prime Lease in the form attached as Exhibit A is presently in full force and effect and has not been changed, altered, amended or modified, orally or in writing and constitutes the entire agreement between Landlord and Sublessor related to the Premises.

C.           Sublessor desires to sublet a portion of Premises to Sublessee and Sublessee desires to Sublease a portion of the Premises from Sublessor consisting of approximately 28,074 rentable square feet located on the 15th floor of the Building for the term and upon the conditions set forth herein.

NOW, THEREFORE, in consideration of the rent and other payments hereinafter set forth, the covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.            Demise. Subject to Section 21 hereof, Sublessor does hereby agree to sublease the Subleased Premises (defined below) to Sublessee, and Sublessee does hereby accept and sublease the Subleased Premises from Sublessor, for the term and upon the conditions set forth herein.

2.            Term. The term of the sublease hereunder of the Subleased Premises shall commence on the day following the date on which Sublessor receives written consent to this Sublease from the Landlord (this date being the "Commencement Date"). This Sublease shall expire at 11:59 p.m. on March 30, 2014, but in no event later than the expiration or termination of the Prime Lease, unless sooner terminated in accordance with the provisions of this Sublease.

3.            Subleased Premises. The "Subleased Premises" shall mean approximately 28,074 rentable square feet on the 15th floor of the Building, as more specifically depicted on Exhibit B attached hereto and made a part hereof.

4.            Use. The Sublessee may use the Subleased Premises solely for general offices, in accordance with all applicable laws, ordinances and regulations and subject to the requirements of the Prime Lease and this Sublease.

5.	Payment of Rent.

(a)          Subject to Section 5(b), beginning on the Commencement Date (the "Rent Commencement Date"), Sublessee shall pay base rent as follows (the "Base Rent"):

Dates	Monthly Base Rent	Annual Base Rent per RSF
Rent Commencement Date through May 31, 2010.	$29,243.75	$12.50
June 1, 2010 through May 31, 2011.	$43,280.75	$18.50
June 1, 2011 through May 31, 2012.	$57,317.75	$24.50
June 1, 2012 through May 31, 2013.	$59,657.25	$25.50
June 1, 2013 through March 30, 2014.	$61,996.75	$26.50

Base Rent shall be due and payable in advance, in equal monthly installments, on or before the first day of each and every calendar month during the term hereof. Any rent payments due for a partial month shall be pro-rated on a 30 day basis.

Sublessor hereby directs Sublessee, and Sublessee does hereby agree, that such payment of Base Rent and payment of all other amounts due and payable to Sublessor under this Sublease shall be made to (and to the order of) Capgemini U.S. LLC, Corporate Real Estate Services, Las Colinas Tower I, 201 E. John W. Carpenter Frwy., Suite 700, Irving, Texas, 75062 (or at such other place as the Sublessor subsequently shall designate in writing) and shall be paid in lawful money of the United States of America without notice or demand, and without abatement, deduction, counter-claim or setoff. Any installment of Base Rent that is received by Sublessor after the fifth (5th) day of the month shall, at Sublessor's option, be subject to a late charge of seven percent (7%) of the amount thereof and such charge shall be paid by Sublessee upon demand by Sublessor, it being understood that the late fee described herein shall not be deemed a liquidated damages calculation and shall not preclude any other remedy of Sublessor under this Sublease or at law. To the extent that this Sublease shall commence on a day other than the first day of any calendar month, or terminate on a day other than the last day of any calendar month, the Base Rent under this Sublease shall be prorated on a per diem basis for that particular month.

(b)          Provided Sublessee is not in default of the terms of this Sublease beyond the expiration of applicable notice and cure periods, if any, monthly Base Rent shall be abated from the Commencement Date until August 1, 2009 (the “Abated Rent”).

(c)          In addition to the payment of Base Rent as aforesaid, Sublessee shall pay to Sublessor “Sublessee’s Proportionate Share” of all Additional Rent due and payable by Sublessor pertaining to the “Tax and Operating Expense Esclation Amount” due and payable by Sublessor based upon “The Base Tax and Operating Expense Limit” which is an amount equal to the aggregate of Taxes and Operating Expenses for the Calendar Year 2009 (as such terms are defined in the Prime Lease) multiplied by the “Sublessee’s Proportionate Share”. As used herein “Sublessee’s Proportionate Share” shall mean twenty-four and 5,145/10,000 percent (24.5145%).

(d)          In addition, beginning on the Commencement Date, Sublessee shall pay Sublessor as “Additional Rent” all electricity consumed in the Subleased Premises based upon meters installed in the Building for such purpose, provided that the Subleased Premises are separately metered for electricity. In addition to the foregoing, Sublessee shall pay as “Additional Rent” to Sublessor all charges for any other services to the Subleased Premises requested or used by Sublessee including, without limitation, overtime or non-standard time electricity and HVAC.

(e)          All payments required of Sublessee in this Sublease including, without limitation Base Rent and Additional Rent, are hereinafter referred to collectively as "Rent".

(f)           All payments of Additional Rent and any other Rent, other than Base Rent shall be due and payable at the earlier of (i) within ten (10) days after Sublessor invoices Sublessee for such amounts or (ii) such time as may be specified in this Sublease. Any payment of Additional Rent and any other Rent other than Base Rent which is not received by Sublessor within five (5) days after it becomes due shall, at Sublessor's option, be subject to a late charge of seven percent (7%) of the amount thereof and such charge shall be paid by Sublessee upon demand by Sublessor, it being understood that the late fee described herein shall not be deemed a liquidated damages calculation and shall not preclude any other remedy of Sublessor under this Sublease or at law.

6.	Provisions of Prime Lease.

As between Sublessor and Sublessee, and except to the extent otherwise herein provided to the contrary, (i) Sublessee agrees to be bound by and subject to all of the provisions of the Prime Lease and to keep, observe and perform the terms, covenants and conditions on its part to be kept, observed and performed hereunder in respect of the Subleased Premises as well as those applicable terms, covenants and conditions to be observed and performed by Sublessor as “Lessee” under the Prime Lease (such terms, covenants and conditions hereinafter called the

“Primary Provisions”), and (ii) the remedies of Sublessor hereunder shall be the same as the remedies of the “Lessor” under the Prime Lease. Notwithstanding the foregoing to the contrary, the following Sections of the Prime Lease shall not apply to Sublessee: 1, 3(h), 8a, 22, 26, 29, 32.57, 32.60, 32.61, 32.88, 32.90, 32.105, 32.116, 33-44; and 48-49, 51, or other portions of the Prime Lease which were not intended to apply to the Subleased Premises (e.g., amounts of Base Rent and Additional Rent for Sublessor). Sublessee shall in no case have any rights with respect to the Subleased Premises greater than Sublessor's rights as tenant under the Prime Lease.

Sublessee acknowledges that it has received a copy of the Prime Lease and agrees not to do, or cause to be done, any act (whether of omission or commission) which would result in a default under or breach of any term, covenant, provision or condition of the Prime Lease. Sublessee shall not have any expansion or similar rights, or first refusal or first offer rights under the Prime Lease or any rights to cancel, terminate, extend or renew the term of the Prime Lease (all collectively, the “Ancillary Rights”).

Sublessor may, at its sole discretion, elect to waive any particular Ancillary Right for its own benefit and to exercise such right for the benefit of or grant such right to Sublessee, subject to any restriction in the Prime Lease on Sublessor’s ability to exercise such right on behalf of Sublessee or the transferability of the right to a subtenant.

Notwithstanding anything otherwise contained in this Sublease to the contrary,

(a)          Sublessor shall not be obligated to render or provide any of the services required to be provided by Landlord under the Prime Lease or to satisfy any obligations or liabilities of the Landlord thereunder; and

(b)          Sublessor shall not have any responsibility or liability to Sublessee (i) on account of any act or omission of Landlord, any default by Landlord, or breach by Landlord of any term, covenant or condition of the Prime Lease, or any failure by Landlord to perform any of its obligations under the Prime Lease, or (ii) by reason of any condition of or in the Building or the Subleased Premises now or hereafter existing;

provided, however, that Sublessor shall, at Sublessee's request and expense, take all such reasonable actions as Sublessee shall direct to enforce Sublessor's rights and remedies under the Prime Lease with respect to the Subleased Premises or, at Sublessor’s option, authorize Sublessee to enforce the same in Sublessor’s name. Sublessee shall indemnify and hold harmless Sublessor against any loss, liability, claim, cost or expense arising out of all actions taken pursuant to the preceding sentence and Sublessee shall be entitled to receive and retain any recovery allocable to the Subleased Premises during the term of this Sublease resulting from such actions, after recovery by Sublessor of all loss, liability, claim, cost and expense due to Sublessor by Sublessee with respect to such enforcement of rights.

Sublessor agrees not to intentionally do, or intentionally cause to be done, any act (whether of omission or commission) which would result in a default under or breach of any term, covenant, provision or condition of the Prime Lease. Whenever Landlord’s consent or approval is required to be obtained under the terms of the Prime Lease as a condition to any action, inaction, condition or event by Sublessee permitted hereunder, Sublessor shall reasonably cooperate with Sublessee in Sublessee’s attempt to obtain such consent from Landlord.

7.            Net Return. The payments of Sublessee hereunder to Sublessor are intended to constitute an absolutely net return to Sublessor with respect to the Subleased Premises, and, except to the extent of (i) the difference between the Base Rent payable hereunder and the Base Rent payable under the Prime Lease, and (ii) the difference between the Additional Rent payable under paragraph 5(b) hereunder and the Additional Rent payable under the Prime Lease for the amount by which “The Tax and Operating Expense Escalation Amount” exceeds the “The Base Tax and Operating Expense Limit” attributable to Calendar Year 2009 with respect to the Subleased Premises, all costs of any kind relating to any of the Primary Provisions attributable to the Subleased Premises, this Sublease, or the use and operation of the Subleased Premises shall be the responsibility of the Sublessee. Without limiting the generality of the foregoing, (i) whenever Sublessee requires Landlord to furnish any service or perform any act for which Landlord is entitled to make a separate charge under the Prime Lease, including, without limitation, heating, air conditioning and utilities, Sublessee shall promptly pay the same, and (ii) Sublessee shall promptly pay to Sublessor any charges billed to Sublessor from time to time, to the extent any such charges are allocable, as reasonably determined by Sublessor, for services provided to the Subleased Premises.

8.            Property Located in or about the Subleased Premises. All improvements, fixtures, equipment and personal property in or about the Subleased Premises shall be in or about the Subleased Premises at the sole risk of Sublessee. The improvements, fixtures, equipment and personal property in or about the Subleased Premises as of the Commencement Date, other than the equipment, trade fixtures and personal property of Sublessee or anyone claiming by, through or under Sublessee (as more particularly described on Exhibit C attached hereto and made a part hereof, the "Sublessor's Property") shall be and remain the property of Sublessor and shall be kept by Sublessee in good condition and repair (subject to normal wear and tear) and shall not be removed from the Subleased Premises. Provided that Sublessee is not in default of this Sublease beyond the expiration of applicable notice and cure periods, Sublessee shall have the right to use the Sublessor's Property, as well as all improvements and fixtures in or about the Subleased Premises during the term of this Sublease. Sublessor makes no warranties of any kind or nature, whether express or implied (including without limitation warranties of merchantability or fitness for a particular purpose), with respect to the Sublessor’s Property, and Sublessee accepts the Sublessor’s Property for use during the term hereof in its "as is" and "where is" condition. Sublessee shall insure the Sublessor's Property in the name of Sublessor as part of the property insurance required hereunder. Sublessor shall have the right to enter the Subleased Premises during business hours and after giving Sublessee at least twenty-four (24) hours advance written notice, for the purpose of, among other things, inspecting the Subleased Premises and the Sublessor's Property. In consideration of the Rent and the additional sum of $1 payable to Sublessor, and provided that Sublessee shall not then be in default of the terms of this Sublease beyond the expiration of applicable notice and cure periods, upon the end of the term of this Sublease, Sublessor shall transfer the Sublessor's Property to Sublessee in its "as is" and "where is" condition, with all representations and warranties (including without limitation warranties of merchantability or fitness for a particular purpose) hereby waived by Sublessee. Sublessee shall pay, within thirty (30) days of Sublessor’s request, any fees or taxes arising out of such transfer of Sublessor’s Property. Sublessee hereby acknowledges that it has inspected the Sublessor's

Property and waives any and all claims against Sublessor arising out of any damage, defect or condition relating to the Sublessor's Property.

9.            Surrender. At the termination of this Sublease, by lapse of time or otherwise, Sublessee shall surrender possession of the Subleased Premises to Sublessor and deliver all keys to the Subleased Premises and all locks therein to Sublessor and make known to Sublessor the combination of all combination locks in the Subleased Premises and shall return the Subleased Premises and the Sublessor's Property (to the extent the Sublessor’s Property has not been transferred to Sublessee pursuant to the terms of Section 8 of this Sublease) to Sublessor in broom clean condition and in as good condition as Sublessee originally took possession, normal wear and tear and loss by fire or other casualty excepted, failing which Sublessor may restore the Subleased Premises and the Sublessor’s Property to such condition after written notice to Sublessee and the Sublessee shall pay the reasonable cost thereof to Sublessor on demand. Upon or prior to such termination of this Sublease, Sublessee shall remove all of Sublessee's personal property (but not Landlord's personal property) and only those improvements, alterations and additions, which as a condition to Sublessor's or Landlord's consent to the installation thereof, are required to be removed and restored upon termination hereof.

10.          Assignment and Subletting.    Sublessee shall have no right to sublet the Subleased Premises or any portion thereof or assign or otherwise transfer its interest in this Sublease, whether expressly or by operation of law, without the prior written consent of Sublessor (not to be unreasonably withheld, conditioned or delayed) and all other consents and approvals that may be required under the Prime Lease. Any subletting, assignment or transfer of interest, or any consent thereto, shall not relieve Sublessee from any obligation (whether arising before or after such subletting, assignment or transfer of interest) under this Sublease. Sublessee shall promptly pay to Sublessor all of Sublessor's costs and expenses (including, without limitation, attorneys' fees and Landlord fees) related to any proposed subletting or assignment by Sublessee..

It shall be a condition to Sublessor's consent to any sub-subleasing, assignment or other transfer of part or all of Sublessee's interest in the Subleased Premises (a "Transfer”) that upon Sublessor's consent to any Transfer, Sublessee shall pay and continue to pay fifty percent (50%) of any "Transfer Premium" (defined below), received by Sublessee from the proposed sub-sublessee or assignee (collectively, "Transferee"). “Transfer Premium” shall mean all Rent, Additional Rent or other consideration payable by the Transferee in connection with a Transfer in excess of the Rent payable by Sublessee under this Sublease during the term of the Transfer and if such Transfer is for less than all of the Subleased Premises, the Transfer Premium shall be calculated on a rentable square foot basis after deducting the reasonable out-of-pocket expenses paid by Sublessee to unaffiliated third parties in connection with the Transfer for (i) any broker commissions and (ii) reasonable actual attorneys' fees incurred by Sublessee (collectively, the "Deductible Expenses"). "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by a Transferee to Sublessee in connection with such Transfer, and any payment in excess of fair market value for services rendered by Sublessee to the Transferee and any payment in excess of fair market value for assets, fixtures, inventory, equipment, or furniture transferred by Sublessee to the Transferee in connection with such Transfer

11.          Indemnification. Sublessee agrees, to the extent not expressly prohibited by law, to pay, and to protect, defend, indemnify and save harmless Sublessor and Landlord and their respective past, present and future employees, officers and agents (each a “Sublessor Indemnified Party" and collectively, the “Sublessor Indemnified Parties"), from and against any liabilities, losses, damages, costs or expenses (including, but not limited to, attorneys' fees and expenses) of any nature whatsoever which may be imposed upon, incurred by, or asserted against any Sublessor Indemnified Party by reason of or in connection with (i) any accident, injury to, or death of any person or any damage to property or any other events occurring on or about the Subleased Premises, or (ii) any breach by Sublessee of any term or condition of the Primary Provisions or the Prime Lease, with respect to the Subleased Premises, or this Sublease or any failure by Sublessee to perform or comply with (x) any of the terms of the Primary Provisions, with respect to the Subleased Premises or (y) this Sublease, or (z) any restrictions, statutes, laws, ordinances or regulations affecting the Subleased Premises or any part thereof or Sublessee’s use of the Subleased Premises, (iii) the use or occupancy of the Subleased Premises, (iv) any act or omission of the Sublessee, its employees, agents, contractors, licensees, visitors, guests, officers, and representatives, or (v) any indemnity obligation of the Sublessor under the Prime Lease or with respect to the Subleased Premises, provided, however, Sublessee shall not be responsible for any of the foregoing to a Sublessor Indemnified Party to the extent same was caused by the gross negligence or willful misconduct of such Indemnified Party (it being understood and agreed that in no event shall Sublessor or any other Sublessor Indemnified Party be responsible for the condition of, or any defect in, the Subleased Premises, and thus any defect in the Subleased Premises for whatever reason shall not be deemed to be the result of the gross negligence or willful misconduct of Sublessor or any Indemnified Party).

12.          Insurance. As pursuant to the Primary Provisions, Sublessee shall obtain all insurance policies (and in such amounts) required under the Prime Lease and/or this Sublease, including, but not limited to, personal property insurance covering the Sublessee's personal property. Sublessee shall include Sublessor and Landlord as additional insureds under all liability-related and other insurance policies required under the terms of the Prime Lease and under all insurance policies which Sublessee may carry with respect to the Subleased Premises, any property located thereon, or with respect to any claim or accident arising on or about the Subleased Premises. Prior to the commencement of the term of this Sublease or any occupancy of or access to the Subleased Premises by Sublessee, Sublessee shall deliver to Sublessor certificates of insurance showing such policies to be valid and in effect. Any rights of settlement allocated to Sublessor as Tenant under the Prime Lease shall continue to be the rights of Sublessor hereunder. Sublessor shall also continue to maintain its standard insurance policies as may be applicable to the Premises. Sublessor’s maintenance of such policies, however, shall not be construed as substitute for Sublessee’s insurance requirements hereunder.

Sublessee hereby releases Sublessor and Landlord, and their respective officers, employees, agents and representatives, from any and, all claims or demands of damage, liability, loss, expense or, injury to the Subleased Premises or to the furnishings, fixtures, equipment, inventory or other property of Sublessee in, about or upon the Subleased Premises, which is caused by or results from perils, events or happenings which are the subject of insurance carried by Sublessee which is required under this Sublease or otherwise in force at the time of any such loss, whether or not due to the negligence of Sublessor or Landlord, or their respective officers, employees, agents and representatives, and regardless of cause or origin. Any insurance carried by Sublessee with respect to the Buildings or the Subleased Premises (or property therein or occurrences thereon) shall include a clause or endorsement denying to the insurer rights of subrogation against Sublessor and Landlord and their respective officers, employees, agents and representatives.

13.	Defaults. It shall be an Event of Default hereunder if:

(a)         Sublessee shall fail to pay Rent when due after, in the case of the first such failure during the Term of this Sublease, five (5) days’ written notice from Sublessor, and thereafter without such requirement of such notice; or

(b)         Sublessee shall fail to pay when due after, in the case of the first such failure during the Term of this Sublease, five (5) days’ written notice from Sublessor, and thereafter without such requirement of such notice, any payments required to be made by Sublessee as described in this Sublease other than Rent; or

(c)         Sublessee shall fail to keep or perform any one or more of the other terms, conditions, covenants or agreements of this Sublease or the Primary Provisions, and such failure shall continue for fifteen (15) days after notice of such failure to Sublessee, provided however that such fifteen (15) day period may be extended for an additional period (but in no event beyond the lesser of (i) an additional thirty (30) days or (ii) the maximum cure period for such default under the Primary Provisions) as is necessary to cure such failure if such failure is not susceptible to cure within such fifteen (15) day period and such cure is commenced within such fifteen (15) day period and is thereafter prosecuted with due diligence; or

(d)         Sublessee shall cause or permit to occur a default under the Primary Provisions which is not cured prior to five (5) days before the expiration of any cure period applicable thereto pursuant to the Primary Provisions or the Prime Lease.

14.          Remedies. In the event of an Event of Default by Sublessee hereunder, Sublessor may exercise any remedies available to Landlord under the Primary Provisions, and, in addition to or, at its option, in lieu of, any or all other remedies provided for herein or in the Primary Provisions or available to Sublessor at law or in equity, Sublessor shall be entitled to enjoin such breach or a threatened breach, or to perform such obligation or cure such breach on behalf of Sublessee and recover the cost of such performance or cure from Sublessee upon demand. Notwithstanding anything to the contrary contained in the Prime Lease, Sublessor shall have the right to terminate this Sublease immediately upon an Event of Default by Sublessee and, at Sublessor's sole option, Sublessor shall have the right to retain all furniture and fixtures (but not Sublessee’s personal property) located on the Subleased Premises as security for the outstanding obligations of Sublessee.

15.          Termination of Prime Lease by Landlord. If Landlord terminates the Prime Lease, prior to the end of the term thereof, in accordance with the terms of the Prime Lease as a result of a material default (and the passage of any grace periods) under the Prime Lease by Sublessor (which is not caused by an Event of Default by Sublessee) and, as a result thereof, Landlord thereafter rightfully terminates this Sublease and retakes possession of the Subleased Premises from Sublessee prior to the end of the term of this Sublease, then Sublessor shall be in default under this Sublease and shall have appropriate remedies at law and in equity, subject to the terms of this Sublease including, without limitation, Section 24 below.

16.           Tenant Improvements. Except as specifically provided for herein, Sublessor has not made any warranty or representation as to the condition of the Subleased Premises or any agreement or promise to decorate, alter, repair or improve the Subleased Premises and Sublessee hereby waives any and all rights it may have, express or implied, against Sublessor in connection therewith. The Subleased Premises are to be leased to Sublessee in "as-is" condition., except that Sublessor shall relocate its existing reception area furniture to create an open multi-tenant corridor in the elevator lobby, and making repairs to the flooring as needed in this area, it being understood such work will be completed as close to Commencement Date as possible but no later than August 31, 2009; however, Sublessor shall not be responsible for any delay due to matters outside its control.

17.          Alterations. Sublessee shall make no alterations or improvements to the Subleased Premises except in accordance with the requirements of the Prime Lease and with the prior written consent of Sublessor and, to the extent such consents are required under the Prime Lease, the prior written consent of Landlord. Such alterations shall be completed in accordance with a schedule and plans and specifications submitted to and approved by the Landlord and Sublessor. Sublessee hereby indemnifies and holds harmless Sublessor against any loss, liability, cost, damage or claim arising out of or relating to any alteration or improvements to the Subleased Premises, whether or not approved by Sublessor.

18.          Notices. All notices and demands hereunder shall be in writing and shall be served in person, by prepaid certified United States Mail, return receipt requested, or by nationally recognized overnight courier, as follows:

If to Sublessor:
Corporate Real Estate Services
Capgemini U.S. LLC
Las Colinas Tower I
201 E. John Carpenter Frwy., Suite 700
Irving, Texas 75062

With a copy to:

Office of the General Counsel
Capgemini U.S. LLC
623 Fifth Ave., 33rd Floor

New York, New York 10022

If to Sublessee:

AF Services, LLC

111 North Canal Street

Chicago, Illinois 60606

Tel: (310) 354-5600

With a copy to:

PC Mall, Inc.

With a copy to:

William B. Tate II

Bryan Cave LLP

3161 Michelson Drive, Ste. 1500

Irvine, CA 92612-4414

Such notices shall be deemed served when delivered, if served in person, or by certified mail, or on the next business day after delivery to a nationally recognized overnight courier service. Any party may change the address for notices to it by a notice given as described herein.

19.          Brokers. Sublessor and Sublessee represent and warrant that they have not dealt with any brokers in connection with the sublease of the Subleased Premises other than Jones Lang LaSalle and Colliers Bennett & Kahnweiler, Inc.~~.~~ Sublessor and Sublessee do hereby indemnify, defend and agree to hold each other harmless from and against any and all loss, cost, liability or obligations (including reasonable attorneys' fees) related to any fees or commissions claimed by any parties, to the extent such claims are based on the acts or agreements of the indemnifying party.

20.	Security Deposit.

(a)         In order to secure Sublessee's performance hereunder, Sublessee hereby agrees that upon Sublessee’s execution of this Sublease, it shall provide Sublessor, as a security deposit, an irrevocable a Letter of Credit (as defined below) in the amount of NINETY-SEVEN THOUSAND SEVEN HUNDRED SEVENTY-FIVE Dollars and 00/100 Dollars ($97,775.00) (the "Security Deposit"). Such Security Deposit shall be held by Sublessor, without interest, and upon the occurrence of any Event of Default by the Sublessee hereunder, a portion thereof necessary for the cure of said Default may be applied or retained for said cure. The use, application or retention of the Security Deposit, or any portion thereof, by Sublessor shall not prevent Sublessor from exercising any other right or remedy provided by this Sublease or by law (it being intended that Sublessor shall not first be required to proceed against the Security Deposit) and shall not operate as a limitation on any recovery to which Sublessor may otherwise be entitled. The Letter of Credit shall be released to Sublessee upon thirty (30) days following the expiration of the term of this Sublease and fulfillment of the Obligations (defined below).

(b)          If a default shall occur during the Term of this Sublease, and be continuing beyond the expiration of all applicable notice and grace periods, Sublessor shall have the right, without further notice to Sublessee, and regardless of the exercise of any other remedy Sublessor may have by reason of an Event of Default, to draw upon the Letter of Credit in such amount for the payment of the sums or performance of the obligations required to cure such default and, if Sublessor does so, then Sublessee shall, within ten (10) days after the written demand therefor is made by Sublessor, restore the Letter of Credit to the amount of the Security Deposit existing immediately before such Default, so that Sublessor shall have the full amount of the Security Deposit on hand at all times during the Term of this Sublease. ~~.~~

(c)          If (1) Sublessee fails to comply with any of the terms, covenants, and conditions of this Sublease and either (a) Sublessor discovers Sublessee’s failure following the expiration of the Term of this Sublease or (b) Sublessee’s failure was discovered by Sublessor prior to the expiration of the Term of this Sublease, but such expiration of the Term of this Sublease occurred prior to the delivery of notice thereof to Sublessee or the expiration of any applicable grace periods or (2) any sums remain outstanding from Sublessee as a result of delivery to Sublessee of an invoice or other demand for payment, prior to the expiration of the Term of this Sublease, but the expiration of the Term of this Sublease occurred prior to the expiration of any applicable permitted payment periods, then, in any such case, Sublessor shall immediately, upon such discovery, in the case of instance (1)(a) hereinabove or, upon the expiration of the Term of this Sublease, in the case of instances (1)(b) or (2) hereinabove, as the case may be, have the right (in addition to its rights set forth in the last sentence of subpart (d) hereinbelow), without notice to Sublessee, and without regard to any grace or payment periods provided herein or elsewhere, and regardless of the exercise of any other remedy Sublessor may have by reason of a default to draw upon the Letter of Credit in such amount for the payment of such sums previously invoiced or demanded or of any other sums required to cure such failure or for the performance of the obligations required to cure such failure of Sublessee to comply.

(d) "Letter of Credit" shall mean, one or more clean, unconditional, irrevocable and freely transferable letters of credit, substantially in the form attached hereto as Exhibit D, which shall (i) be drawable upon presentation of Sublessor’s sight draft, without other evidence or certification, (ii) include, without limitation, an “evergreen” provision for renewals of successive twelve (12) month terms, (iii) be issued by an institution, acceptable to the Sublessor in its commercially reasonable discretion and (iv) otherwise be in such form and contain such terms as are acceptable to Sublessor. The Letter of Credit shall be freely assignable and/or transferable to any successor to Sublessor under this Sublease. In the event the Letter of Credit has an expiry date earlier than thirty (30) days following the Expiration Date, Sublessee shall deliver to Sublessor, at least sixty (60) days prior to the expiry date of the Letter of Credit, a replacement Letter of Credit, which replacement Letter of Credit shall be identical to the Letter of Credit about to expire (other than the expiration date thereof and the issuer thereof, each of which shall be subject to the approval of the Sublessor). In the event that Sublessee fails to timely deliver such replacement Letter of Credit, then Sublessor may draw on the Letter of Credit to be replaced and deposit the proceeds thereof in Sublessor’s accounts to be held as the Security Deposit pursuant to the terms of this Sublease. In the event that, within thirty (30) days prior to the expiry date of the Letter of Credit (and provided such expiry date is not earlier than thirty (30) days following the Expiration Date, Sublessee has not satisfied all of its obligations arising under the Sublease, but with respect to which, an invoice has not been rendered or demand made to Sublessee as of the expiration of the Term of this Sublease (collectively, the “Obligations”), including, without limitation, any sums owed or that will be owed by Sublessee as a result of the reconciliation or “true-up” of any real estate taxes, utility and energy costs or operating expenses pursuant to the Prime Lease which occurs or is rendered after the expiration of the Term of this Sublease, then Sublessor may (in addition to any rights Sublessor may have under subpart (b) hereinabove), draw on the Letter of Credit and deposit the proceeds thereof in Sublessor’s accounts in an amount deemed reasonably sufficient by Sublessor to reserve for any sums anticipated to be due from Sublessee with respect to any such Obligations and, subject to the reservation for and/or payment of any sums owed to Sublessor as provided in subpart (b) hereinabove, Sublessor shall, within thirty (30) days of the expiration of the Term of this Sublease, return the remaining portion of the Letter of Credit proceeds to Sublessee.]

(e) In the event of an assignment of Sublessor's interest in this Sublease, Sublessor shall have the right to transfer the Letter of Credit and any proceeds thereof to the assignee, and upon providing Sublessee written evidence of such transfer, Sublessor shall thereupon be considered released by Sublessee from all liability for the return of said Letter of Credit and such proceeds thereof and Sublessee shall look solely to the assignee for the return of said Letter of Credit and such proceeds thereof and this sentence shall apply to every transfer made of the Letter of Credit and such proceeds thereof to a new assignee of Sublessor's interest in this Sublease. Sublessee shall not assign or encumber the Letter of Credit delivered under this Sublease without the prior written consent of Sublessor, and neither Sublessor nor its successors or assigns shall be bound by such assignment or encumbrance.

21.          Guarantee. Upon execution of this Sublease, Sublessee shall provide Sublessor with a guaranty executed by PC Mall, Inc. in the form attached hereto as Exhibit E (the “Guaranty”) and such Guaranty shall guarantee all of the obligations of Sublessee hereunder as set forth in such Guaranty.

22.	Miscellaneous.

(a)         Sublessor and Landlord and their agents shall have the right of access to the Subleased Premises during business hours with twenty-four (24) hours prior written notice to Sublessee (except in the event of an emergency, in which case no notice is necessary) in order to inspect or exhibit the Subleased Premises. In its exercise of any right of access to the Subleased Premises provided in this Sublease, Sublessor shall, insofar as practicable and within Sublessor’s reasonable control, not unreasonably interfere with Sublessee’s business.

(b)         This Sublease contains the entire agreement between the parties hereto, and shall not be modified in any manner except by a writing signed by the party against which such modification is sought to be enforced.

(c)         The agreements, terms, covenants, and conditions herein shall bind and inure to the benefit of Sublessor and Sublessee and their respective heirs, personal representatives, successors, and permitted assigns.

(d)          Each of the indemnifications contained in this Sublease shall survive the expiration or earlier termination of this Sublease. In addition, Section 24 shall survice the expiration or earlier termination of this Sublease.

(e)          So long as an Event of Default has not occurred, Sublessor shall not interfere with the Sublessee’s use and enjoyment of, or access to, the Subleased Premises.

23.          Landlord's Consent. Notwithstanding all of the other terms and provisions of this Sublease, Sublessor and Sublessee acknowledge that this Sublease is conditioned upon and shall not be effective until the full execution of the Landlord Consent. Other provisions of this Sublease notwithstanding, if the fully executed Landlord’s Consent is not received by Sublessee on or before October 31, 2009, this Sublease may be terminated at the option of Sublessee immediately upon written notice to Sublessor and upon such termination all monies, deposits and sums already paid hereunder by Sublessee to Sublessor shall be returned to Sublessee within thirty (30) days of such termination.

24.          Limitation on Liability of Sublessor. In no event will Sublessor be liable for consequential, incidental, indirect, punitive or special damages (including loss of profits or business) regardless of whether such liability is based on breach of contract, tort, strict liability, breach of warranties, failure of essential purpose or otherwise, and even if advised of the likelihood of such damages.

25.          Security. Sublessee shall contract directly with security providers for any services it deems reasonably appropriate, and Sublessee acknowledges that Sublessor shall have no liability or responsibility for security of the Subleased Premises.

26.          Signage. Sublessee shall have the right to directory signage in accordance with the Prime Lease. Subject to the terms of the Prime Lease, Sublessee shall have the right to install door signage to the Subleased Premises at Sublessee’s sole cost and expense per Exhibits F, F-1 and F-2. So long as (i) Sublessor is permitted by Landlord to have an elevator lobby company-identification sign on the 15th floor of the Building, (ii) Landlord does not object, and (iii)Sublessor’s use of such sign or the granting of rights with respect to such signage as contemplated by this Section is not otherwise restricted or prohibited under the Prime Lease or by law, then Sublessee shall have the right to place a sign in the elevator lobby of the 15th floor of the Building bearing Sublessee’s name and logo, subject to the approval of the sign and placement of sign by Sublessor and, if required by the Prime Lease, the Landlord. Sublessee shall be responsible for all costs associated with the signage, its maintenance and its removal and the wall restoration at end of Sublease Term.

27.          Subordination and Attornment. This Sublease shall be subject and subordinate to the Prime Lease and all mortgages, deeds of trust, ground leases and security agreements now or hereafter encumbering the Building. In the event of termination of the Prime Lease for any reason, or in the event of any reentry or repossession of the Subleased Premises by Landlord,

Landlord may at its option, take over all of the right, title and interests of Sublessor under this Sublease, in which case the Sublessee will attorn to Landlord.

28.          Purchase Option for Furniture. Sublessee has the exclusive right to purchase up to 43 Aeron chairs (each a “Chair”, and collectively, the “Chairs”) from Sublessor at a price of $300.00 each through and including April 30, 2009 (“Option Period”). Beginning on May 1, 2009 and up to the Commencement Date, provided there are Chairs remaining that were not purchased by Sublessee, Sublessor will remove such chairs. Any Chairs purchased by Sublessee shall be transferred to Sublessee through a Bill of Sale or similar instrument reasonably acceptable to Sublessee.

29.          No Presumption Against Draftor. Sublessor and Sublessee acknowledge that both parties have been represented by counsel and are fully aware of the contents of this Sublease. Therefore, Sublessee hereby waives any presumption that may exist under law or equity against the Sublessor by virtue of Sublessor creating the initial draft of this Sublease.

30.          Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prime Lease.

31.          Counterparts. This Sublease and the acknowledgment and acceptance of the conditions hereof may be executed in counterparts, each of which shall be considered an original, but constituting one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLESSOR:

CAPGEMINI U.S. LLC,

a Delaware limited liability company

By: /s/ Thierry Delaporte

Title: Chief Financial Officer

SUBLESSEE:

AF SERVICES, LLC.
a Delaware limited liability company

By:/s/ Simon Abuyounes

Title: President

EXHIBIT A

EXHIBIT B

EXHIBIT C

EXHIBIT D

EXHIBIT E

EXHIBIT F